First Quarter 201 9 Results May 7 , 2019 Presented by Dr. Wallace Boston President and CEO Mr. Richard Sunderland, CPA Executive VP and CFO H i g h er e d u c a t i on that makes a d i f f e r e n c e .

Statements made in this presentation regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward - looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc . and the industry. These forward - looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward - looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would.” These forward - looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings and plans with respect to recent, current and future initiatives, investments and partnerships. Actual results could differ materially from those expressed or implied by these forward - looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10 - K for the year ended December 31, 2018 , Quarterly Report on Form 10 - Q, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward - looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future. Safe Harbor Statement 1 First Quarter 20 19 Results | May 7 , 2019

Recent Results & Developments • For the three months ended March 31, 201 9 , APUS net course registra tions by new students increased by 8% and net course registrations in creased 1%, compared to the prior year period. — Although net course registrations by new students utilizing Federal Student Aid (FSA) declined year - over - year, net course registrations by new students utilizing DoD Tuition Assistance (TA) increased 26 % year - over - year. • APEI Segment income from operations before interest income and income taxes increased 47% to $7.5 million or 11.4% of revenues, compared to $5.1 million or 7.8% of revenues in the first quarter of 2018. • HCN total student enrollment declined 15% and new student enrollment decreased by approximately 32%, compared to the prior year period . • APEI’s Board of Directors authorized a program to repurchase up to $35 million of the Company’s common stock. APUS NET COURSE REGISTRATIONS BY PRIMARY FUNDING SOURCE THREE MONTHS ENDING MARCH 31, 201 9 % Change (Y/Y) TA 8.6 % Cash/Other - 2.1 % VA - 2 . 6 % FSA - 4.2 Total 1.2% First Quarter 201 9 Results | May 7 , 2019 2 39.4% TA 24.4% FSA 22.7% VA 13.5% Other

Financial Results Summary FIRST QUARTER 2019 • Consolidated revenues decreased by 2 % to $ 7 3.4 million, compared to $ 7 5.0 million in the same period of 201 8 . APEI Segment revenue was $65.7 million or approximately flat compared to the first quarter of 2018. • Costs and Expenses: — Instructional costs & services expenses de creased as a percentage of revenues to 38.0%, compared to 39.6 % in the prior year period. — Selling & promotional expenses decreased as a percentage of revenues to 20.5%, compared to 20.8 % in the prior year period. — General & administrative expenses increased as a percentage of revenues to 2 6.0%, compared to 2 5.2 % in the prior year period. • The year - over - year operating margin improvement in our APEI Segment was primarily driven by lower compensation costs from the voluntary reduction in force during the first quarter of 2018, lower textbook and course materials costs, and lower bad debt expense. • GAAP n et income de creased to $ 1.0 million, or $ 0. 06 per diluted share, compared to $ 4.6 million, or $ 0. 28 per diluted share , in the prior year period . • Adjusted net income for the first quarter of 2019 was $5.3 million, or $0.32 per diluted share. Adjusted net income excludes a non - cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company’s HCN Segment as well as the applicable tax effect of the adjustment. For additional information regarding adjusted net income (a non - GAAP measure), please refer to “GAAP to Adjusted Net Income Reconciliation” in the appendix or the earnings release. $ 7 3.4 M Revenues $ 0. 32 /share Adjusted EPS (diluted) $ 21 5 . 9 M Cash & Equivalents 3 First Quarter 201 9 Results | May 7 , 2019 $ 0. 06 /share GAAP EPS (diluted)

APEI Outlook

SECOND QUARTER 2019

These statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

	Second Quarter 2019 Approximate Y/Y Change
APUS Net course registrations[1] by new students	-4% to +1%
APUS Net course registrations[1]	-3% to +2%
HCN Student enrollment[2]	-24%
HCN New student enrollment[2]	-35%
APEI Consolidated revenue	-6% to -2%
APEI Consolidated net income per share*	$0.25 to $0.30

1. APUS Net course registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2. HCN Student enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

apei AMERICAN PUBLIC EDUCATION, INC.

First Quarter 2019 Results | May 7, 2019 4

We Change Lives Through Higher Education C o n t a c t Chris Symanoskie, IRC Vice President, Investor Relations c s y ma nos ki e @ a pe i . c o m

Appendix GAAP to Adjusted Net Income Per Share 6 First Quarter 201 9 Results | May 7 , 2019 GAAP to Adjusted Net Income Reconciliation:                                     Net income: $ 1,011 $ 0.06  $ 4,589 $ 0.28 Add adjustments: Impairment of goodwill 5,855 0.35 — — Tax effect of the non-GAAP adjustment (1,615) (0.10) — — Adjusted net income: $ 5,251 $ 0.32  $ 4,589 $ 0.28 Weighted average number of diluted           common shares outstanding:   16,662 16,534 The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three months ended March 31, 2019 and 2018: (In thousands, except per share data) Three Months Ended March 31, 2019 2018 $ Per Share $ Per Share